EXHIBIT 14

▪	The Ernst & Young Building	▪	Tel	61 2 9248 5555
	321 Kent Street		Fax	61 2 9262 6565
	Sydney NSW 2000		DX	Sydeny Stock
	Australia			Exchange 10172

GPO Box 2646 Sydney NSW 2001

The Board of Directors
Commonwealth Bank of Australia
48 Martin Place
SYDNEY NSW 2000

Dear Directors

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the inclusion in the Registration Statement on Form F-3 filed pursuant to Rule 415, relating to the issuance of debt securities of Commonwealth Bank of Australia (the “Bank”) of our report dated August 20, 2003, relating to the consolidated financial statements of the Bank and its subsidiary companies appearing in the Bank’s Annual Report on Form 20-F for the fiscal year ended June 30, 2003 (which is incorporated by reference in such Registration Statement to which this consent appears as Exhibit 10), and to the use of our name in the Registration Statement under the heading “Experts”.

Ernst & Young
Chartered Accountants

Sydney
Dated: 20 November 2003